Exhibit 21.1
SUBSIDIARIES

Exhibit 21.1 ACL Semiconductors Inc. Listing of Subsidiaries

NAME	JURISDICTION

Atlantic Components Limited	Hong Kong
Alpha Perform Technologies Limited	British Virgin Islands
Aristo Technologies Limited*	Hong Kong
* Variable interest entity